EXHIBIT 3.1

AMENDMENT NO. 2 TO THE BYLAWS

OF CADIZ INC.

This Amendment No. 2 to the Bylaws of Cadiz Inc., a Delaware corporation (the “Company”), is effective as of June 11, 2019.

1.	Section 2.16 of the Bylaws of the Company is amended to read as follows:

“2.16 Notice of Stockholder Business and Nominations.

a. At an annual meeting of stockholders, only such business shall be conducted at the annual meeting of the stockholders as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be: (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (B) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (C) otherwise properly brought before the meeting by a stockholder (i) who is a stockholder of record on the date of the giving of notice provided for in this Section 2.16(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this Section 2.16(a) (a “Proposing Person”). For business to be properly brought before an annual meeting by a Proposing Person, the Proposing Person must have given timely notice thereof in writing, containing all information required by this Section 2.16(a)(I)-(II), to the Secretary of the Corporation. To be timely, a Proposing Person’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) calendar days but no more than one hundred twenty (120) calendar days in advance of the date that is the one year anniversary of the date on which the Corporation first mailed its proxy statement to stockholders in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date that is the one year anniversary of the prior year’s meeting, notice by the Proposing Person to be timely must be so received not later than the close of business on the tenth (10th) day following the day notice of the date of the meeting was mailed or such public announcement (as defined below) was made by the Corporation, whichever occurs first. In no event shall an adjournment of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a notice by a Proposing Person as described above. A Proposing Person’s notice to the Secretary of the Corporation shall set forth as to each matter the Proposing Person proposes to bring before the annual meeting:

I. Information Regarding the Proposal: (i) a description in reasonable detail of the business desired to be brought before the meeting and the reasons for conducting such business at the annual meeting, including why the Proposing Person believes that the taking of the action or actions proposed would be in the best interests of the Corporation and its stockholders; (ii) a description in reasonable detail of any material interest of any Proposing Person and any Associated Person (as defined below) in such business and a description in reasonable detail of all agreements, arrangements and understandings between the Proposing Person or any Associated Person and any other person or entity in connection with the proposal; and (iii) the text of the proposal or business (including the text of any resolutions proposed for consideration); and

II. Information Regarding the Proposing Person: (i) the name and address, as they appear on the Corporation’s books; of such Proposing Person and any Associated Person; (ii) the class, series and number of shares of the Corporation directly or indirectly beneficially owned or held of record by the Proposing Person or any Associated Person (including any shares of any class or series of the Corporation as to which such Proposing Person or any Associated Person has a right to acquire beneficial ownership, whether such right is exercisable immediately or only after the passage of time); (iii) a representation (1) that the Proposing Person is a holder of record of stock of the Corporation entitled to vote at the annual meeting and intends to appear at the annual meeting to bring such business before the annual meeting and (2) as to whether the Proposing Person intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of the Corporation entitled to vote and required to approve the proposal; (iv) a description of (1) any option, warrant, convertible security, stock appreciation right or similar right or interest (including any derivative securities, as defined under Rule 16a-1 under the Securities Exchange Act of 1934, as amended, the “Exchange Act”), whether or not presently exercisable, with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of securities of the Corporation or with a value derived in whole or in part from the value of any class or series of securities of the Corporation, whether or not such instrument or right is subject to settlement in whole or in part in the underlying class or series of securities of the Corporation or otherwise, directly or indirectly held of record, owned beneficially, or otherwise owned or held by such Proposing Person or any Associated Person and (2) each other direct or indirect right or interest that may enable such Proposing Person or any Associated Person to profit or share in any profit derived from, or to manage the risk or benefit from, any increase or decrease in the value of the Corporation’s securities, in each case regardless of whether (x) such right or interest conveys any voting rights in such security to such Proposing Person or any Associated Person, (y) such right or interest is required to be, or is capable of being, settled through delivery of such security, or (z) such Proposing Person or any Associated Person may have entered into other transactions that hedge the economic effect of any such right or interest (any such right or interest referred to in this clause (iv) being a “Derivative Interest”); (v) any proxy, contract, arrangement, understanding or relationship pursuant to which the Proposing Person or any Associated Person has a right to vote any shares of the Corporation or which has the effect of increasing or decreasing the voting power of such Proposing Person or any Associated Person; (vi) any rights directly or indirectly held of record, beneficially, or otherwise by the Proposing Person or any Associated Person to dividends on the shares of the Corporation that are separated or separable from the underlying shares of the Corporation; (vii) any performance-related fees (other than an asset-based fee) to which the Proposing Person or any Associated Person may be entitled as a result of any increase or decrease in the value of shares of the Corporation or Derivative Interests; and (viii) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in such Proposing Person’s capacity as a proponent to a stockholder proposal.

Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this paragraph (a). The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of this paragraph (a), and, if he or she should so determine, he or she shall so declare to the meeting that any such business not properly brought before the meeting shall not be transacted.

Notwithstanding the foregoing, in addition to the information described in this paragraph (a), in order to include information with respect to a stockholder proposal a proxy statement and form of proxy for a stockholder’s meeting, stockholders must provide notice as required by the regulations promulgated under the Exchange Act.

b. Only persons who are nominated in accordance with the procedures set forth in this paragraph (b) shall be eligible for election as directors. Nominations of persons for election to the Board of Directors may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder of the Corporation entitled to vote in the election of directors at the meeting who complies with the notice procedures set forth in this paragraph (b) (each such stockholder, a “Nominating Person”). Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation in accordance with the timing provisions of paragraph (a) of this Section 2.16. Such Nominating Person’s notice shall set forth as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director (the “Proposed Nominee”):

I. Information Regarding the Proposed Nominee: (i) the name, age, business address, residence address, and principal occupation or employment of the Proposed Nominee; (ii) the information required by Section 2.16(a)(II), if the Proposed Nominee were a “Proposing Person;” (iii) any information relating to the Proposed Nominee that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, the Proposed Nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); (iv) all information that would be required to be disclosed pursuant to Items 403 and 404 under Regulation S-K if the Nominating Person were the “registrant” for purposes of such rule and the Proposed Nominee were a director or executive officer of such registrant; (v) a completed questionnaire (in the form provided by the Secretary of the Corporation upon written request) with respect to the identity, background and qualification of the Proposed Nominee and the background of any other person or entity on whose behalf the nomination is being made; (vi) a description of all agreements, arrangements, or understandings between or among any of (A) the Nominating Person, (B) the Proposed Nominee, (C) any Associated Person of either the Nominating Person or the Proposed Nominee, and (D) any other person or persons (naming such person or persons) that relate to the nomination or pursuant to which the nomination or nominations are to be made by the Nominating Person or relating to the candidacy or service of the Proposed Nominee as a director of the Corporation; and (vii) a written representation and agreement (in the form provided by the Secretary of the Corporation upon written request) that the Proposed Nominee and all Associated Persons (1) are not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the Proposed Nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (y) any Voting Commitment that could limit or interfere with the Proposed Nominee’s ability to comply, if elected as a director of the Corporation, with the Proposed Nominee’s fiduciary duties under applicable law, (2) are not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, and (3) if elected as a director of the Corporation, the Proposed Nominee would be in compliance and will comply, with all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation. The Corporation may require the Proposed Nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such Proposed Nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such Proposed Nominee.

II. Information Regarding the Nominating Person: the information required to be provided pursuant to Section 2.16(a)(II) if the Nominating Person were a “Proposing Person.”

No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this paragraph (b). The Chairman of the meeting shall, if the facts warrant, determine and declare to the annual meeting that a nomination was not made in accordance with the provisions of this paragraph (b), and if he or she should so determine, shall so declare to the meeting that the defective nomination shall be disregarded.

c. A Proposing Person or a Nominating Person providing notice of business or any nomination proposed to be brought before an annual meeting pursuant to this Section 2.16 must further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.16 is true and correct at all times up to and including the date of the meeting (including any date to which the meeting is recessed, adjourned or postponed). Any such update and supplement must be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation, as promptly as practicable.

d. A stockholder is not entitled to have its proposal or director nomination included in the Corporation’s proxy statement and form of proxy solely as a result of such stockholder’s compliance with the foregoing provisions of this Section 2.16.

e. Notwithstanding the foregoing provisions of this Section 2.16, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 2.16. Nothing in this Section 2.16 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

f. An “Associated Person” of a person is (i) any person that is an associate of such person within the meaning of Rule 14a-1(a) under the Exchange Act and (ii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person; the term “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

g. For the purposes of this Section 2.16, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.”

2.	Except as modified by this Amendment No. 2, the Bylaws of the Company remain unchanged and, as modified, continue in full force and effect.

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